Exhibit 99.1

[SPARTAN STORES LOGO]

For Immediate Release

Investor Contact: Dave Staples Executive Vice President & CFO (616) 878-8319	Media Contact: Jeanne Norcross Director Corporate Communications (616) 878-2830

Spartan Stores Revises Earnings Outlook

GRAND RAPIDS, MICHIGAN--January 29, 2002--Spartan Stores, Inc. (Nasdaq: SPTN), citing continuing competitive pressure in its Ohio market, today announced that earnings for its fiscal 2002 third quarter will fall significantly below market expectations.

Fiscal 2002 third-quarter sales and earnings have declined from previous internal expectations, the Company said. Sales for the quarter were $1.06 billion, with diluted earnings per share at break-even, compared with fiscal 2001 third-quarter sales from continuing operations of $1.14 billion and earnings of $0.36 per diluted share. Full-year fiscal 2002 sales are now expected to approximate $3.50 billion to $3.55 billion, with net earnings ranging from $14 million to $20 million. On a diluted per-share basis, earnings are expected to range from $0.70 to $1.00. This compares with fiscal 2001 sales from continuing operations of $3.51 billion and net earnings of $23.0 million, or $1.33 per diluted share.

The Company attributes the earnings shortfall principally to softer-than-anticipated December sales volume at both its retail and distribution operations, and retail gross margins for the Ohio stores that were below initial company projections. December sales trends are expected to continue through the fourth quarter.

"The competitive intensity in our Ohio market continues and has been the driving factor in volume and margin volatility," stated Chairman, President, and CEO James B. Meyer. "We are committed to the Ohio market and will continue to not only provide, but improve on the quality of our products and services at a value customers have come to expect.

"Under normal circumstances, we would expect our other markets to help offset the performance in Ohio, but abnormally warm weather has significantly reduced winter tourism in northern Michigan, and the weak economy has hurt western Michigan's manufacturing sector, causing customers to buy lower margin food products, affecting both sales and margins.

"We continue our focus on the Ohio market and are immediately taking the necessary steps to improve those stores that are not meeting our established performance standards. As a participant in that market for over 53 years, we understand what steps are necessary to significantly improve our competitive posture. Our efforts to improve store performance will be even more aggressive," he continued. "To improve our in-store service we are; implementing an automated labor-scheduling program to ensure store-staffing levels that will improve customer service; increasing our emphasis on in-stock levels for specific product classes to improve in-store product availability; and expediting best-store practices to share the merchandise layout and product assortment techniques of our top-performing stores. We have identified these and many other required actions that will improve sales and profitability in our Ohio market. With the assistance of McKinsey & Co. at the store level, we are confident that our plans will be successfully implemented. These initiatives are being taken expeditiously, but the results are not likely to meaningfully improve the Ohio division's financial results until the second half of fiscal 2003," said Mr. Meyer.

"In addition to an intense focus on improving our Ohio stores performance, we have commenced key initiatives to improve our distribution network's efficiency, improve our category management focus, and continue efforts to reduce corporate overhead costs. Today, we began implementing a five-percent reduction in corporate staffing that should produce a $2.0 million to $2.5 million after-tax reduction in annual overhead costs. We expect all of these company-wide initiatives to improve annualized net earnings by $5 million to $10 million.

"Our extensive market research shows that a strong niche exists for local neighborhood grocery stores. We are resolute in our long-term strategy of developing an efficient network of neighborhood grocery stores operating with the efficiency of a self-distributing chain.

"We take great pride in the trust our shareholders have placed in us and have undertaken a major fundamental strategic shift from our roots as a grocery distributor. Ultimately, that shift will significantly improve our competitive standing and financial performance, resulting in the creation of long-term shareholder value. Although many fundamental changes have already taken place, we believe the bulk of our growth opportunities still remain to be realized," Mr. Meyer concluded.

The revised business outlook will be discussed on Tuesday, January 29, 2002, at 10:30 a.m. Eastern, during a brief conference call hosted by Mr. Meyer. A live webcast of this call will be available on the Company's website, www.spartanstores.com. Simply click on "Investor Information" and follow the links to the live webcast.

Spartan Stores, Inc., (Nasdaq:SPTN) Grand Rapids, Michigan, owns and operates 102 supermarkets and 25 deep-discount drug stores in Michigan and Ohio, including

Ashcraft's Markets, Family Fare Supermarkets, Food Town, Glen's Markets, Great Day Food Centers, Prevo's Family Markets and The Pharm. The Company also distributes more than 40,000 private-label and national brand products to more than 350 independent grocery stores and serves as a wholesale distributor to 6,600 convenience stores.

This press release contains forward-looking statements that involve significant risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statements. Internal and external factors that might cause such a difference include, but are not limited to, competitive pressures among food retail and distribution companies, changes in the interest rate environment and general economic and market conditions, unanticipated difficulties assimilating and integrating acquisitions, unanticipated difficulties in retail operations, labor shortages or stoppages, and other factors described in the Spartan Stores' Annual Report on Form 10-K and other filings with the SEC. Spartan Stores disclaims any intention or obligation to update or revise any forward-looking statements.